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                                                                       EXHIBIT 5


                                 April 18, 2001


Big Buck Brewery & Steakhouse, Inc.
550 South Wisconsin Street
Gaylord, Michigan 49734

     Re:  BIG BUCK BREWERY & STEAKHOUSE, INC.
          REGISTRATION STATEMENT ON FORM S-8
          2000 STOCK OPTION PLAN
          NON-QUALIFIED STOCK OPTION AGREEMENTS

Ladies and Gentlemen:

     In connection with the registration on Form S-8 under the Securities Act of 1,000,000 shares of common stock to be issued under Big Buck Brewery & Steakhouse, Inc. 2000 Stock Option Plan and 60,000 shares of common stock to be issued under Big Buck Brewery & Steakhouse, Inc. Non-Qualified Stock Option Agreements, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the plan or the agreement and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of the company's common stock.

     We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

                                   Very truly yours,

                                   BRIGGS AND MORGAN,
                                   Professional Association


                                   By: /s/ Christopher C. Cleveland
                                      -------------------------------------
                                        Christopher C. Cleveland